Exhibit 99.1
FOR IMMEDIATE RELEASE – July 24, 2006
NS GROUP ACQUIRES PREMIUM CONNECTION
and SERVICES BUSINESS
(Newport, Kentucky – July 24, 2006) NS Group, Inc. (NYSE: NSS) announced today that it has purchased the business and assets of Fishing Tools Specialty, L.P. (“FTS”), a premium connection, accessory and field service business headquartered in Odessa, Texas. The total purchase price was $120.9 million and was funded from existing cash balances. The company has been renamed “Ultra Premium Oilfield Services” (“Ultra”), effective immediately.
Transaction highlights include:
•	FTS was founded in 1967 and has an established customer and employee base

•	The “Ultra” premium connection is a recognized and respected brand name

•	Proven patented premium connection technology

•	Enhances NS Group’s core tubular business

•	International growth potential
Ultra’s primary business involves the provision of patented premium connections, accessories, and related oilfield services supporting the Ultra premium product line. The Ultra premium connection business has experienced significant growth. Ultra connections are recognized for their performance in harsh conditions encountered in deepwater wells, deep onshore gas wells and horizontal and directional drilling where high tolerance to tension, compression, temperature and pressure is required.
René J. Robichaud, president and CEO commented, “We are very excited about expanding our business to include premium connections. Ultra’s management has a proven record of realizing significant growth through innovation and customer service. The purchase of Ultra furthers our objective to expand our product breadth for our distributor and end-user customers in order to service the growing unconventional and challenging drilling environments where premium connections are essential. Also, the recently announced expansion plan for our seamless tubular and heat treat capacity is an excellent complement to the Ultra premium connection business.”
Today, NS Group will host a conference call and simultaneous web cast to discuss the acquisition at 10:00 a.m. E.T. The U.S. dial in number is 800-240-5318. The call may also be accessed at the investor relations section of NS Group’s web site, www.nsgrouponline.com. A replay of the conference call will be available at the investor relations section of the Company’s website, after 12:00 p.m. E.T. on July 24, 2006.

NS Group is a leading producer of tubular products serving the energy industry and certain industrial markets. The company manufactures and markets seamless and welded tubular steel products used in the drilling, exploration and transmission of oil and natural gas. Through its acquisition of the Ultra business, NS Group also manufactures premium connections for oil and gas drilling and production. NS Group is traded on the NYSE under the symbol NSS. For more information about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
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CONTACT:	Linda A. Pleiman Director of Investor Relations and Corporate Communications NS GROUP, INC. 859.292.6814 www.nsgrouponline.com